Exhibit 3.1

CERTIFICATE OF DESIGNATION

of the

Rights, Preferences and Privileges

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

INTEGRAL TECHNOLOGIES, INC.

The undersigned, Doug Bathauer, certifies that:

A.	He is the duly acting President and Chief Executive Officer of Integral Technologies, Inc., a Nevada corporation organized and existing under the Nevada Revised Statutes (the "Corporation").

B.

Pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Nevada Revised Statutes Section 78.1955, said Board of Directors of the Corporation, on November 27, 2018, approved and adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series B Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Shares of the Corporation be, and it hereby is, authorized by the Board of Directors of the Corporation, to consist of 1,000 shares of the Corporation’s Preferred Shares (par value $0.001 per share), such series to be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Articles of Incorporation, as amended) as set forth below.

1.          Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

Board of Directors. The term "Board of Directors” shall mean the Board of Directors of this Corporation, and, to the extent permitted by law and the Articles of Incorporation and Bylaws of this Corporation, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

Certificate. The term "Certificate” shall mean this Certificate of Designation of the Rights, Preferences and Privileges of Series B Convertible Preferred Stock of the Corporation.

Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common shares of the Corporation.

Issue Date.  The term "Issue Date" shall mean the date that shares of Series B Preferred Stock are issued by the Corporation to the holder.

Preferred Stock. The term "Preferred Stock" shall mean all shares now or hereafter authorized of any class of preferred shares of the Corporation.

Series B Preferred Stock.  The term "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of this Corporation.

Series B Value.  The term "Series B Value" shall equal $2,500.00 per one share of Series B Preferred Stock, which such amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event.

2.          Number and Designation.  This series shall consist of one thousand (1,000) shares of Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock (“Series B Preferred Stock”). No shares of Series B Preferred Stock have been issued as of the date of this Certificate. The number of authorized shares of Series B Preferred Stock may be reduced to the extent no shares of Series B Preferred Stock are issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to this Certificate pursuant to the provisions of the Nevada Revised Statutes stating that such reduction has been so authorized.

3.          Dividends. Subject to provisions of law, from and after the date of issuance, the holders of record of shares of the Series B Preferred Stock shall be entitled to receive quarterly dividends, whether payable in cash, property, securities or rights to acquire securities, which shall be payable when, as and if declared by the Board of Directors of the Corporation, out of assets which are legally available for the payment of such dividends, including any special dividends declared by the Board of Directors of the Corporation as well as ordinary dividends, at an annual rate of 12% of the Series B Liquidation Value per share of Series B Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event), provided that such dividends shall not be currently payable and shall only be payable when and if specifically provided herein. Such dividends shall also be paid upon a liquidation or redemption of the Series B Preferred Stock in accordance with the provisions of paragraph 6 of this Certificate or paragraph 7 of this Certificate. Dividends shall be cumulative, with compounding annually on each share of Series B Preferred Stock from the Issue Date thereof. Dividends payable on the Series B Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. Dividends and any interest accrued thereon shall be payable in cash, property, securities or rights to acquire securities at the discretion of the Board of Directors. All accrued and accumulated dividends on the Series B Preferred Stock shall be prior and in preference to any dividend on the Common Stock of the Corporation and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Common Stock.

4.	Voting Rights. The holders of the issued and outstanding shares of Series B Preferred Stock shall have no voting rights.

5.	Conversion Rights.

A.

Voluntary Conversion. One share of Series B Preferred Stock is convertible into 12,500 fully-paid, non-assessable shares of Common Stock (the “Conversion Ratio”) at any time within 12 to 36 months from the Issue Date (the “Conversion Period”); provided however, that at the time of filing this Certificate, the Corporation does not have a sufficient number of authorized but unissued shares to permit the conversion of the Series B Preferred Stock into fully-paid and non-assessable shares of Common Stock. The holder of the Series B Preferred Stock may not convert the Series B Preferred Stock into Common Stock during the Conversion Period unless the Company has a sufficient number of authorized shares of Common Stock available (the “Conversion Event”). Following the Conversion Event, the holder may convert the Series B Preferred Stock in whole or in part, during the Conversion Period, upon written notice of the conversion signed by the holder, delivered to the Corporation, together with any certificate(s) for the Series B Preferred Stock properly endorsed. As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder a certificate or book-entry evidence representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock will be made without charge to the holder of Series B Preferred Stock. Any accrued but unpaid interest or dividends related to such shares may also be converted into Common Stock at the discretion of the Board of Directors.

B.

Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased. Any fractional shares shall be rounded up to the next share. For example, if the Corporation completes a 1:100 reverse stock split of its Common Stock (resulting in each 100 shares of Common Stock outstanding being converted into a single share), the Series B Preferred Stock will then be convertible into 125 shares of Common Stock, and if the Corporation completes a 100:1 forward stock split of its Common Stock (resulting in each 1 share of Common Stock outstanding being converted into 100 shares), the Series B Preferred Stock will then be convertible into 1,250,000 shares of Common Stock,

C.

Notices. Following any adjustment of the Conversion Ratio pursuant to paragraph 5(B), the Corporation will send written notice thereof to the holder of its Series B Preferred Stock, although a failure to provide such written notice will not negate the effect of the adjustment. All notices and other communications from the Corporation to a holder of Series B Preferred Stock shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation or to its transfer agent.

D.

Converted, Redeemed or Cancelled Shares. Shares of Series B Preferred Stock which have been issued and cancelled in any manner (including upon conversion) shall, upon compliance with any applicable provisions of the laws of the State of Nevada, be returned to authorized but unissued shares of Series B Preferred Stock.

6.	Liquidation, Dissolution or Winding Up.

A.

Treatment at Sale, Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series B Preferred Stock, the holders of shares of Series B Convertible Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock whether such assets are capital, surplus or earnings, at an amount equal to the Series B Value plus any dividends accrued or declared but unpaid on such shares (such amount, as so determined, is referred to herein as the “Series B Liquidation Value” with respect to such shares). The Series B Liquidation Value may be payable in cash, property, securities or rights to acquire securities at the discretion of the Board of Directors.

B.

Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series B Convertible Preferred Stock and any other then-outstanding shares of the Corporation’s capital stock ranking on a parity with respect to payment on liquidation with the Series B Convertible Preferred Stock (such shares being referred to herein as the “Series B Parity Stock”) shall be insufficient to permit payment to such respective holders of the full Series B Liquidation Value and all other preferential amounts payable with respect to the Series B Convertible Preferred Stock and such Series B Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series B Convertible Preferred Stock and such Series B Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series B Convertible Preferred Stock and such Series B Parity Stock are each entitled.

C.

Certain Transactions Treated as Liquidation. For purposes of this paragraph 6, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which outstanding shares of this Corporation, including shares of Series B Preferred Stock, are exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the stockholders of this Corporation own 50% or less of the voting power of the surviving entity (other than a mere re-incorporation transaction); or (ii) a sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock to receive the amount that would be received in a liquidation, dissolution or winding up pursuant to paragraph 6(A) hereof, if the holders of at least 50% of the then outstanding shares of Series B Preferred Stock so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event, or have voted in favor of such event at a stockholders meeting (or pursuant to a written consent in lieu of a meeting). The Corporation will provide the holders of Preferred Stock with notice of all transactions which are to be treated as a liquidation, dissolution or winding up pursuant to this paragraph 6, fifteen (15) days prior to the earlier of the vote relating to such transaction or the closing of such transaction.

D.

Distributions of Property. Whenever the distribution provided for in this paragraph 6 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

7.	Redemption.

A.

Call Option. At any time after the Issue Date, the Company shall have an option to call for the redemption of some or all of the Series B Preferred Stock owned by the holder at the Series B Liquidation Value per share on a pro rata per holder, nearest whole share basis. The Series B Liquidation Value may be payable in cash, property, securities or rights to acquire securities at the discretion of the Board of Directors.

B.

Mandatory Redemption. Unless otherwise converted in accordance with paragraph 5 of this Certificate or redeemed by the Company in accordance with paragraph 6 of this Certificate, all outstanding Series B Preferred Stock shall be redeemed at the Series B Liquidation Value on the date that is 36 months from the Issuance Date. If the assets of the Corporation legally available are insufficient to pay the Series B Liquidation Value, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series B Liquidation Value; (ii) redeem out of all such assets legally available therefor the maximum possible number of shares of Series B Preferred Stock that it can redeem on such date, pro rata among the holders of such shares; and (iii) thereafter at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares, the Corporation shall immediately use such assets to pay the remaining balance of the Series B Liquidation Value.

C.

Rights Subsequent to Redemption. At such time that the Series B Liquidation Value is paid (or payment is tendered) for any shares of the Series B Preferred Stock to be redeemed, on such date all rights of the holder so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares of Series B Preferred Stock shall no longer be deemed issued and outstanding.

8.	Miscellaneous.

A.

Priority. The Corporation may not issue any series of Preferred Stock that may be treated in pari passu or senior to the Series B Preferred Stock without approval of a majority of the holders of the Series B Preferred Stock.

B.

Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation.  The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

C.

Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series B Preferred Stock.

D.

Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied.

E.	Headings of Subdivisions. The heading of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

F.

Severability of Provisions.  If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, said Integral Technology, Inc. has caused this Certificate to be signed by its Board of Directors this 27th day of November 2018.

INTEGRAL TECHNOLOGIES, INC.

/s/Doug Bathauer
Doug Bathauer, President & CEO